Exhibit 99.1

National CineMedia (NCM) Restructures Ownership of Fathom Events

New Stand-Alone Entity To Be Owned By AMC,

Cinemark, Regal Entertainment Group and NCM

Centennial, Colo. – Dec. 30, 2013 – National CineMedia, Inc. (NASDAQ: NCMI), the managing member and owner of 46.0% of National CineMedia, LLC (NCM LLC), has signed a definitive agreement with its founding member circuit partners (AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC) to restructure the ownership of its NCM Fathom Events business.

Under the new corporate structure, Fathom Events will be owned and managed by a newly formed stand-alone limited liability company with 32% ownership by each of the three circuits (AMC, Cinemark and Regal) and four percent ownership by NCM, LLC. In addition to the four percent interest in the new company, NCM, LLC will receive 5% six year notes of equal amount from each of the three circuits aggregating $25 million. Interest on the notes will be paid annually with principal paid in equal annual installments over six years. Due to the related party nature of the transaction, NCM formed a committee of independent directors that hired an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction.

Fathom will continue to be the home of high quality, affordable entertainment events on the big screen under its new ownership structure. Audiences get the best seat in the house — in the comfort and convenience of the local movie theater — for live and pre-recorded concerts, world-class opera, sporting events, comedy acts and original programming featuring the biggest names in radio and television, with many events including exclusive behind-the-scenes content and unique extras, giving audiences unique experiences they can’t see at home.

In order to ensure a smooth transition, NCM will continue to provide certain operating, corporate overhead and event sponsorship sales services to the new Fathom entity for up to nine months after closing. This change in corporate structure is not expected to have any impact on Fathom Events’ business activities or business relationships with its programming partners or Digital Broadcast Network affiliate theater circuits.

“NCM was always meant to be a launching pad for the Fathom Events business, and with its successful start-up period now complete, this new corporate structure positions Fathom for its next phase of development and growth,” said Kurt Hall, National

CineMedia’s chairman and CEO. “This new ownership structure better aligns Fathom’s industry-leading consumer programming business with the cinema business, and also provides for a stronger alignment of financial interests with our theater circuit partners.”

“The acquisition will allow us to program and promote Fathom events in a more efficient manner on our screens. We feel we can enhance Fathom through the introduction of special premieres and events utilizing content produced and distributed by TV, cable and satellite divisions owned by the major studios,” said Tim Warner, Cinemark’s CEO. “The investments we have made in digital technology, including satellite delivery, digital projection and digital sound will also enhance our ability to utilize Fathom as a platform to introduce content on the big screen.”

“Fathom Events appeal to a variety of interests providing access to world-class performances and special programming. By establishing a dedicated organization focused on developing alternative content, we will be able to offer Regal guests an even greater menu of entertainment choices,” stated Amy Miles, chief executive officer of Regal Entertainment Group.

About National CineMedia (NCM)

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes approximately 19,700 screens (approximately 18,900 digital). During 2012, over 710 million patrons attended movies shown in theaters in which NCM currently has exclusive, cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 46.0% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

About AC JV, LLC

Fathom Events will be owned by a newly formed entity called AC JV, LLC. Fathom is the recognized leader in the alternative entertainment industry, offering a variety of one-of-a-kind entertainment events in movie theaters nationwide that include live, high-definition performances of the Metropolitan Opera, the performing arts, major sporting events, music concerts, comedy series, Broadway shows, original programming featuring entertainment’s biggest stars, socially relevant documentaries with audience Q&A and much more. Additionally, Fathom events take audiences behind-the-scenes and offer unique extras – creating the ultimate entertainment experience for fans of all ages. Co-owned by the three largest movie theater circuits in the United States, AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), Fathom’s live digital broadcast network (“DBN”) is the largest cinema broadcast network in North America, bringing live events to more than 750 locations in 171 Designated Market Areas® (including all of the top 50). For more information, visit www.fathomevents.com.

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INVESTOR CONTACT:

David Oddo

National CineMedia, Inc.

800-844-0935

investors@ncm.com

MEDIA CONTACTS:

Amy Jane Finnerty

NCM Media Networks

(212) 931-8117

amy.finnerty@ncm.com